Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RESHAPE LIFESCIENCES INC.

October 26, 2017

ReShape Lifesciences Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the corporation is ReShape Lifesciences Inc. and the name under which the corporation was originally incorporated was EnteroMedics Inc.

SECOND: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 22, 2004.

THIRD: This Second Amendment to the Sixth Amended and Restated Certificate of Incorporation (the “Sixth Amended and Restated Certificate”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by the directors and stockholders of this corporation.

FOURTH: Section 1 of Article IV of this corporation’s Sixth Amended and Restated Certificate is deleted in its entirety and replaced with the following:

1.           Authorized Stock.   The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 275,000,000.

[signature page follows]

IN WITNESS WHEREOF, ReShape Lifesciences Inc. has caused this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation to be signed by Scott P. Youngstrom, its Chief Financial Officer and Chief Compliance Officer as of the date first set forth above.

RESHAPE LIFESCIENCES INC.

By:	/s/ Scott P. Youngstrom
Name:	Scott P. Youngstrom
Title:	Chief Financial Officer and Chief Compliance Officer